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                                                                Exhibit 4(d)

                                  AMENDMENT 1
                             ROADWAY SERVICES, INC.
                 STOCK SAVINGS RETIREMENT INCOME PLAN AND TRUST
                             (AMENDED AND RESTATED)

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    This Amendment 1 is made and executed this 6th day of June, 1994 by and between Roadway Services, Inc. (hereinafter referred to as "Company") and National City Bank, Cleveland, Ohio (hereinafter referred to as the "Trustee") and is effective as set forth herein.


                                     WITNESSETH


    WHEREAS, the Plan was amended and restated in its entirety effective as of January 1, 1994;


    WHEREAS, the Plan Article XIII sets forth the provisions whereby the Plan may be amended;


    WHEREAS, the Company and Trustees desire to amend the Plan;


    NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and Trustee as follows.


    1. Effective as of April 19, 1994, Section 4.4 of the Plan is deleted in its entirety and replaced by the following:


    4.4  Changes in Contributions



              The percentage or percentages designated by a Participant pursuant to Section 4.1 shall continue in effect, notwithstanding any changes in the Participant's Compensation. A Participant may, however, in accordance with the percentages permitted by Sections 4.1 and 4.2, change the percentage of his
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         Before-Tax Contributions and/or his After-Tax Contributions effective as of the first pay period of any calendar quarter upon prior written notice filed with the Plan Administrator within such period established by the Plan Administrator except that such change in percentage of his Before-Tax Contributions and/or his After-Tax Contributions shall be effective pursuant to an accelerated schedule established by the Plan Administrator when it is requested by a Participant who is (1)(a) a non-union employee of Roadway Express, Inc., Roadway Services, Inc., Summit Information Systems, Inc., Roadway Tire Company, Inc. or a similarly situated Employer within the Controlled Group and (b) subject to a Temporary Base Pay Reduction Program implemented by his Employer ("Affected Participants") in each case due to a work stoppage related to a collective bargaining process between Roadway Express, Inc. and the Teamsters Union ("a Work Stoppage Event") or (2) an Impacted Participant as defined in subsection 8.6 (a)(iv). Notwithstanding the foregoing, the Plan Administrator may, pursuant to uniform nondiscriminatory procedures, increase the Participant's After-Tax Contributions for the remainder of the Plan Year if such Participant's Before-Tax Contributions are ceased as a result of the application of
         Section 4.6


    2. Effective as of April 19, 1994, Section 4.5 of the Plan is deleted in its entirety and replaced by the following:


    4.5  Suspension and Resumption of Contributions


              Upon prior written notice filed with the Plan Administrator, within such period established by the Plan Administrator, a Participant may at any time suspend his Before-Tax Contributions and/or After-Tax Contributions effective with the start


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         of the next payroll period following the expiration of such period, provided such suspension must be made for not less than one (1) calendar quarter, except that in the case of a suspension by an Affected Participant or an Impacted Participant, such period of suspension shall cease effective as of (i) the end of a Work Stoppage Event and the Participant no longer qualifying as an Affected or Impacted Participant, or (ii) such later Enrollment Date as the Participant may elect. A Participant who has so suspended his Before-Tax Contributions and/or After-Tax Contributions may, upon prior written notice filed with the Plan Administrator, within such period established by the Plan Administrator, resume making such Contributions as of the first full pay period following such period of suspension if he is an Eligible Employee on such date.


    3. Effective as of April 6, 1994, Section 8.6 of the Plan is deleted in its entirety and replaced by the following:


    8.6  Withdrawal Requested by Participant


           (a) Upon prior written notice filed with the Plan Administrator, within such period established by the Plan Administrator, a Participant may withdraw all or a portion of his Account as provided and in the order set forth below:


              (i) A Participant may withdraw all or a part of the portion of his Account attributable to After-Tax Contributions credited to his Account before January 1, 1987 (excluding earnings and appreciation thereon);


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              (ii)  A Participant who has withdrawn all such pre-1987 After-Tax
         Contributions may withdraw all or a part of his Account attributable to the remaining After-Tax Contributions credited to his Account (including earnings and appreciation thereon);


              (iii) A Participant who has withdrawn all such pre-1987 and post-1986 After-Tax Contributions may withdraw all or part of his Account attributable to the earnings and appreciation on his pre-1987 After-Tax Contributions;


              (iv) A Participant who has withdrawn all amounts attributable to his After-Tax Contributions may withdraw all or a part of his Account attributable to Matching Employer Contributions (including earnings and appreciation thereon); provided, however, that, except in the case of withdrawal made by a Participant who is (a) a non-union employee of Roadway Express, Inc., Roadway Services, Inc., Summit Information Systems, Inc,, Roadway Tire, Co., Inc. or a similarly situated Employer within the Controlled Group and (b) laid off or subject to a 50 percent or more reduction in regularly scheduled hours of employment ("Impacted Participants"), in each case due to a Work Stoppage Event, Matching Employer Contributions (including earnings and appreciation thereon) that have not been held in his Account for at least two (2) years may not be so withdrawn unless the Participant has been a Participant in the Plan for at least five (5) years;


              (v) A Participant who is at least fifty-nine and one-half (59 1/2) years old, who has withdrawn all amounts described in Paragraphs (i) through (iv)


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         of this Subsection may withdraw all or a part of his Account attributable to Before-Tax Contributions (excluding any income allocable thereto).


           (b) Any withdrawal requested pursuant to this Section prior to a Participant's Termination of Employment will continue to be processed pursuant to this Section notwithstanding a Participant's subsequent Termination of Employment.


    4. Effective as of April 6, 1994, Section 8.7 of the Plan is deleted in its entirety and replaced by the following:


    8.7  Suspension of Contributions Upon Withdrawal


           (a) Any Participant who makes a withdrawal pursuant to Sections 8.6(a)(i) through 8.6(a)(iii) may not make any After-Tax Contributions or have any Before-Tax Contributions or Matching Employer Contributions made for him for six (6) months thereafter.


           (b) Any Participant who makes a withdrawal pursuant to Section 8.6(a)(iv) or 8.6(a)(v) may not make any After-Tax Contributions or have any Before-Tax Contributions or Matching Employee Contributions made for him for twelve (12) months thereafter.


           (c) Notwithstanding the preceding provisions of this Section, any Impacted Participant who makes a withdrawal pursuant to Section 8.6(a) during a Work Stoppage Event may not make any After-Tax Contributions or have any Before-Tax Contributions


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    or Matching Employer Contributions made for him during the duration of a
    Work Stoppage Event.


           (d) A Participant's Contributions that have been suspended pursuant to this Section will resume as of the first pay period following such period of suspension if he is a Covered Employee on that date. The period of suspension for an Impacted Participant who makes a withdrawal pursuant to
    Section 8.6(a) during a Work Stoppage Event shall cease effective as of (i) the end of the Work Stoppage Event and the Participant no longer qualifying as an Impacted Participant, (ii) or such later time as the Participant may elect.




    IN WITNESS WHEREOF the Company has caused this Amendment 1 to be executed by its duly appointed officer, and the Trustee has signed this Amendment as of the date first written.

In the presence of:                     ROADWAY SERVICES, INC.


/s/                                     By: /s/ J.P. CHANDLER
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                                            J.P. Chandler
                                            Vice President - Administration and
                                              Treasurer


                                        NATIONAL CITY BANK

/s/                                     By: /s/
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                                            "TRUSTEE"


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